Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Fourth Quarter and Full Year 2015 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (February 10, 2016) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2015, and provided an operating forecast and program updates.

Financial highlights for the 2015 fourth quarter include:

•	Fourth quarter total revenues were $21.2 million and royalty revenues were $11.5 million.

•	Fourth quarter adjusted EPS was $0.66 and GAAP EPS was $0.29.

•	Fourth quarter cash flow from operations was $13.7 million.

A description of adjusted calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Adjusted Financial Measures.”

“2015 was a big year for Ligand financially, operationally and strategically. We posted our highest earnings ever which put us in a position to begin utilizing deferred tax assets that exceed $200 million. 2015 underlying product revenues for Promacta®, Kyprolis®, ConbrizaTM, Duavee® and Nexterone® were $1.1 billion, up 30% over 2014. We added to our portfolio over 40 shots on goal, or programs fully funded by partners and licensees. We saw numerous territory and label expansions for our two largest financial drivers, royalties on Promacta and Kyprolis, and announced positive clinical data on a novel diabetes drug we are developing. At the end of the year, we announced the acquisition of OMT, a strategic transaction that is expected to be immediately accretive, expands our technology offering and expands and extends our IP portfolio,” said John Higgins, Chief Executive Officer of Ligand. “Ligand’s business is very strong. We are forecasting growth in 2016 total revenues of approximately 60%, anticipate the approval and launch of potentially five new partnered products and expect to continue to build our portfolio of partnerships.”

Fourth Quarter 2015 Financial Results

Total revenues for the fourth quarter of 2015 were $21.2 million, compared with $23.0 million for the same period in 2014. Royalty and milestone revenues were higher compared with the same period in the prior year, and Captisol® material sales were lower based on timing of supply purchases. Royalty revenues were $11.5 million, compared with $9.4 million for the same period in 2014 primarily due to higher royalties from Promacta and Kyprolis. Material sales were $7.2 million, compared with $13.0 million for the same period in 2014 due to timing of Captisol purchases for use in clinical trials and commercial products. Collaborative and other revenues were $2.4 million, compared with $0.6 million for the same period in 2014 due primarily to the timing of milestones and upfront license fees earned.

Cost of goods sold was $0.9 million for the fourth quarter of 2015, compared with $4.0 million for the same period in 2014 due to the timing and mix of Captisol sales and lower cost of goods sold overall. Research and development expense was $2.9 million, compared with $3.2 million for the same period of 2014 as a result of timing of spending on internal development programs. General and administrative expense for the fourth quarter of 2015 was $6.2 million, compared with $5.6 million for the same period in 2014 due to costs associated with business development activities and non-cash stock-based compensation expense.

Net income for the fourth quarter of 2015 was $6.3 million, or $0.29 per diluted share, compared with net income for the fourth quarter of 2014 of $7.1 million, or $0.34 per diluted share. Adjusted net income for the fourth quarter of 2015 was $14.3 million, or $0.66 per diluted share, compared with adjusted net income for the fourth quarter of 2014 of $12.5 million, or $0.60 per diluted share.

As of December 31, 2015, Ligand had cash, cash equivalents and short-term and investments of $200.2 million. In January 2016 Ligand closed the acquisition of OMT for a purchase price of approximately $178 million, including $92.6 million in cash.

Full Year 2015 Financial Results

Total revenues for 2015 were $71.9 million, compared with $64.5 million in 2014. Royalty revenues were $38.2 million, compared with $30.0 million in 2014 primarily due to higher royalties from Promacta and Kyprolis. Material sales were $27.7 million, compared with $28.5 million in 2014 due to timing of customer purchases of Captisol for use in clinical trials and commercial products. Collaborative research and development and other revenues were $6.1 million in 2015 and 2014.

Cost of goods sold was $5.8 million in 2015, compared with $9.1 million in 2014 due to the mix of Captisol sales and lower cost of goods sold overall. Research and development expense in 2015 was $13.4 million, compared with $12.1 million in 2014 due to timing of spending on internal development programs and non-cash stock-based compensation expense. General and administrative expenses in 2015 were $24.4 million, compared with $22.6 million in 2014 due to costs associated with business development activities, non-cash stock-based compensation expense other general business activities.

Net income in 2015 was $257.3 million, or $12.12 per diluted share, compared with net income in 2014 of $12.0 million, or $0.56 per diluted share. The increase is primarily attributable to a net income tax benefit of $219.9 million, or $10.36 per diluted share, from the release of valuation allowance. Adjusted net income in 2015 was $71.6 million, or $3.37 per diluted share, compared with adjusted net income in 2014 of $32.6 million, or $1.52 per diluted share.

Full Year and First Half 2016 Financial Forecast

The Company expects 2016 total revenues to be between $114 million and $118 million, and adjusted earnings per diluted share to be between $3.37 and $3.42. This compares with previous guidance for total revenues to be between $113 million and $117 million for adjusted earnings per diluted share to be between $3.33 and $3.38. Ligand estimates that approximately 40% of its revenue and adjusted earnings will be booked in the first half of 2016.

The adjusted earnings per diluted share guidance does not include changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt-related costs, pro-rata non-cash net losses of Viking Therapeutics, non-cash OMT purchase price amortization and non-cash tax expense.

Fourth Quarter 2015 and Recent Business Highlights

Portfolio Program Progress

Promacta/Revolade

•
At the American Society of Hematology (ASH) 57th annual meeting, the National Institutes of Health presented data from a single-center Phase 2 study with Promacta, showing that more than one-third of patients with severe aplastic anemia achieved hematologic responses lasting at least six months with the addition of Promacta to conventional immunosuppressive therapy.

Kyprolis® (carfilzomib), an Amgen Product utilizing Captisol

•
On January 21, 2016, Amgen announced that FDA approved Kyprolis® (carfilzomib) in combination with dexamethasone for the treatment of patients with relapsed or refractory multiple myeloma who have received one to three lines of therapy. The FDA also approved Kyprolis® as a single agent for the treatment of patients with relapsed or refractory multiple myeloma who have received one or more lines of therapy, converting to full approval the initial accelerated approval Kyprolis® received in July 2012 as a single agent.

•
On January 28, 2016, Amgen announced Health Canada approval of Kyprolis® (carfilzomib) in combination with lenalidomide and dexamethasone for the treatment of patients with relapsed multiple myeloma who have received one to three prior lines of therapy.

•
On November 19, 2015, Amgen announced that the European Commission granted marketing authorization for Kyprolis® (carfilzomib) in combination with lenalidomide and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy.

Additional Pipeline and Partner Developments

•	Zydus Cadila announced the launch of Exemptia, a biosimilar of adalimumab, in India. Ligand gained rights to royalties on sales of Exemptia in the March 2013 Selexis royalty acquisition.

•	Zydus Cadila announced the launch of Vivitra, a biosimilar of trastuzumab, in India. Ligand gained rights to royalties on sales of Vivitra in the March 2013 Selexis royalty acquisition.

•
Coherus BioSciences and Baxalta announced that CHS-0214, a proposed biosimilar of Enbrel® (etanercept) to which Ligand gained rights to royalties on its sales in the March 2013 Selexis Royalty acquisition, met its primary endpoint in a confirmatory, double-blind, randomized, controlled, two-part clinical study. This ongoing study is evaluating the efficacy and safety of CHS-0214 compared with Enbrel in patients with moderate-to-severe rheumatoid arthritis that is inadequately controlled with methotrexate.

•
Marinus Pharmaceuticals announced initiation of the clinical phase of its intravenous (IV) ganaxolone program in patients with status epilepticus (SE). Data from preclinical studies yielded positive results testing ganaxolone IV in benzodiazepine-resistant SE, which supported progressing ganaxolone IV to human clinical trials.

•
Melinta Therapeutics announced complete results from the first of two Phase 3 studies of delafloxacin for the treatment of patients with acute bacterial skin and skin structure infections showing the drug met the study's primary endpoint, reduction in lesion size by at least 20% at 48-72 hours without non-study antibiotics or major procedures.

•
Sage Therapeutics announced updated guidance for the expected readout of top-line results for its STATUS trial, a global, Phase 3, randomized, double-blind, placebo-controlled clinical trial evaluating SAGE-547 as a treatment for patients with super-refractory status epilepticus. Top-line results are now expected in the second half of 2016.

•
Sermonix Pharmaceuticals presented clinical data on lasofoxifene for patients with genitourinary syndrome of menopause and vulvovaginal atrophy at the North American Menopause Society meeting. Sermonix announced plans to seek approval in the U.S. and other geographies for several women’s health indications, including postmenopausal osteoporosis and symptoms of vulvovaginal atrophy.

•
Spectrum Pharmaceuticals received a Complete Response Letter from the FDA for EVOMELA® as a conditioning treatment prior to hematopoietic stem cell transplant for patients with multiple myeloma. In the letter, the FDA did not identify any clinical deficiency in Spectrum's NDA package. Spectrum resubmitted the EVOMELA NDA on November 7, 2015 and has received a targeted NDA decision date of May 9, 2016.

•
Viking Therapeutics announced the successful completion of a short-term safety, tolerability and pharmacokinetic study of VK5211 in healthy elderly subjects and initiated dosing in a Phase 2 clinical trial designed to evaluate the efficacy, safety and tolerability of VK5211 in up to 120 patients recovering from hip fracture surgery.

Acquisition

•
Ligand announced the acquisition of OMT, a leader in genetic engineering of animals for the generation of human therapeutic antibodies through its OmniAb® platform. We believe that OMT is the only company in the world offering three transgenic animal platforms for license, including OmniRat®, OmniMouse® and OmniFlic®. The transaction initially added 16 shots on goal to Ligand’s portfolio, with each OMT sublicense having the ability to generate multiple additional shots on goal through partners’ development efforts.

New Licensing Deals

•
Ligand announced the signing of exclusive global license and supply agreements with RODES, Inc. for intramuscular (IM)/IV meloxicam, IM/IV fosphenytoin and intranasal budesonide. Under the terms of the agreements for each program, Ligand is eligible to receive development and commercial milestone payments, revenue from Captisol sales and royalties of 8% to 11% on future net sales. RODES is responsible for all costs related to the development and commercialization of the programs.

•
Ligand announced a worldwide license agreement with Emergent BioSolutions that will allow Emergent to use the OmniAb platform to discover fully human mono- and bispecific antibodies. Ligand is eligible to receive annual access payments, fees on patent filings, potential milestone payments and royalties on future net sales of any antibodies discovered under the license.

•
Ligand announced a worldwide license agreement with Tizona Therapeutics that will allow Tizona to use the OmniAb platform to discover fully human mono- and bispecific antibodies. Ligand is eligible to receive annual access payments, fees on patent filings, potential milestone payments and royalties on future net sales of any antibodies discovered under the license.

•
Ligand announced a Commercial Supply Agreement with Gilead Sciences to supply Captisol for use in developing a Captisol-enabled program directed against Ebola virus disease. Under the terms of the agreement, Ligand will receive an upfront payment and revenue from Captisol sales.

•	Ligand announced a License and Supply Agreement with Vireo Health to supply Captisol for use in developing novel, patent-protected, FDA-approved dosage formats of cannabinoid-based medicines.

•
Ligand entered into a Clinical Use Agreement with XTL Biopharmaceuticals to supply Captisol for use in in the formulation of its lead drug, hCDR1, for the treatment of systemic lupus erythematosus. Under the terms of the agreement, Ligand is eligible to receive milestones and revenue from clinical Captisol sales.

Adjusted Financial Measures

The adjusted financial measures discussed above and in the tables below for the three and 12 months ended December 31, 2015 and 2014 exclude stock-based compensation expense, non-cash debt-related costs, non-cash tax expense, changes in contingent liabilities, OMT purchase price amortization, non-cash pro-rata net losses of Viking Therapeutics, fair value adjustments to Viking Therapeutics convertible note receivable, mark-to-market adjustment for amounts owed to licensors and excess convert shares covered by bond hedge.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes the presentation of adjusted financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period as the items that are excluded from adjusted net income are all non-cash items. Ligand uses these adjusted financial measures in connection with its own budgeting and financial planning. These adjusted financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until March 9, 2016 at 4:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13628528.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty-generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to our peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, hepatitis, ventricular fibrillation, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, asthma, focal segmental glomerulosclerosis, menopausal symptoms and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue growth, Ligand's outlook for Captisol orders, the timing of the initiation or completion of clinical trials by Ligand and its partners, the timing of review of clinical data by the FDA, expected value creation for shareholders and guidance regarding first half and full-year 2016 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2016 or any portion thereof or beyond, that Ligand's 2016 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, excluding per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Royalties	$11,546	$9,421	$38,194	$29,994
Material sales	7,206	12,962	27,662	28,488
Collaborative R&D and other revenues	2,440	615	6,058	6,056
Total revenues	21,192	22,998	71,914	64,538
Operating costs and expenses:
Cost of goods sold	884	4,002	5,807	9,136
Research and development	2,870	3,199	13,380	12,122
General and administrative	6,190	5,598	24,378	22,570
Non-continuing expenses	234	562	1,020	1,084
Total operating costs and expenses	10,178	13,361	44,585	44,912
Income from operations	11,014	9,637	27,329	19,626
Other expense, net	(3,049)	(2,370)	(10,034)	(3,189)
Increase in contingent liabilities	(37)	(255)	(5,013)	(5,135)
Gain on deconsolidation of Viking Therapeutics, Inc.	—	—	28,190	—
Pro-rata non-cash net losses of Viking Therapeutics, Inc.	(2,102)	—	(5,143)	—
Income tax benefit (expense), net [1]	515	(279)	219,596	(410)
Income from continuing operations including noncontrolling interests	6,341	6,733	254,925	10,892
Less: Net loss attributable to noncontrolling interests	—	(323)	(2,380)	(1,132)
Net income	$6,341	$7,056	$257,305	$12,024

Basic per-share amounts:
Net income	$0.32	$0.35	$13.00	$0.59
Diluted per-share amounts:
Net income	$0.29	$0.34	$12.12	$0.56

Weighted average number of common shares-basic	19,932,908	19,878,088	19,789,991	20,418,569
Weighted average number of common shares-diluted	21,541,821	20,792,363	21,227,887	21,433,177

(1) The income tax benefit for the year ended December 31, 2015 includes a $2.1 million increase to the previously reported Q3 income tax benefit which increases basic and diluted earnings per share by $0.11 and $0.10, respectively.

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and short-term investments	$200,219	$167,336
Accounts receivable, net	6,170	12,634
Note receivable from Viking Therapeutics	4,782	—
Inventory	1,633	269
Other current assets	2,768	4,919
Total current assets	215,572	185,158

Deferred income taxes	216,564	—
Goodwill and other identifiable intangible assets	60,585	62,961
Investment in Viking Therapeutics	29,728	—
Commercial license rights	8,554	4,568
Restricted cash and investments	—	1,261
Property and equipment, net	372	486
Other assets	2,554	3,595
Total assets	$533,929	$258,029

Liabilities and Stockholders' Equity
Current contingent liabilities	$10,414	$6,796
Accounts payable and accrued liabilities	10,422	15,983
Total current liabilities	20,836	22,779

Long-term debt	205,372	195,908
Long-term portion of deferred revenue	—	2,085
Long-term portion of contingent liabilities	3,033	8,353
Other long-term liabilities	297	4,496
Total liabilities	229,538	233,621
Total Ligand Pharmaceuticals stockholders' equity	304,391	26,318
Noncontrolling interests	—	(1,910)
Total liabilities and stockholders' equity	$533,929	$258,029

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, excluding per-share data)

	Three months ended December 31,		Year ended December 31
	2015	2014	2015	2014

Net income from continuing operations	$6,341	$7,056	$257,305	$12,024
Increase in contingent liabilities	37	255	5,013	5,135
Mark-to-market adjustment for investments owed to licensors	(40)	203	531	465
Fair market value adjustment on Viking Therapeutics, Inc. convertible note receivable	765	—	765	—
Non-cash stock-based compensation expense	2,947	2,475	12,458	11,270
Non-cash tax benefit, net[1]	(523)	—	(219,885)	—
Equity in net losses of Viking Therapeutics, Inc.	2,102	—	5,143	—
Non-cash debt related costs	2,628	2,471	10,274	3,693
Adjusted net income from continuing operations	$14,257	$12,460	$71,604	$32,587
Diluted per-share amounts attributable to common shareholders:
Net income from continuing operations	$0.29	$0.34	$12.12	$0.56
Increase in contingent liabilities	$—	$0.01	$0.24	$0.24
Mark-to-market adjustment for investments owed to licensors	$—	$0.01	$0.03	$0.02
Fair market value adjustment on Viking Therapeutics, Inc. convertible note receivable	$0.03	$—	$0.03	$—
Non-cash stock-based compensation expense	$0.14	$0.12	$0.59	$0.53
Non-cash income tax benefit, net[1]	$(0.02)	$—	$(10.36)	$—
Equity in net losses of Viking Therapeutics, Inc.	$0.10	$—	$0.24	$—
Non-cash debt related costs	$0.12	$0.12	$0.48	$0.17
Adjusted net income from continuing operations	$0.66	$0.60	$3.37	$1.52

Weighted average number of common shares-diluted	21,541,821	20,792,363	21,227,887	21,433,177

(1) The income tax benefit for the year ended December 31, 2015 includes a $2.1 million increase to the previously reported Q3 income tax benefit which increases basic and diluted earnings per share by $0.11 and $0.10, respectively.

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